Exhibit 10.28

REAL ESTATE PURCHASE AGREEMENT
1505 Acre Jackson County, Arkansas Farm

THIS REAL ESTATE PURCHASE AGREEMENT ("Agreement") is made and entered into as of the Effective Date which is September 19, 2014, by and between Vendome Farming Corp. ("Seller") and Farmland Partners Inc., a Maryland corporation, or assigns ("Purchaser").

WITNESSETH:

WHEREAS, the Seller has, subject to the terms and conditions enumerated herein, agreed to sell, and the Purchaser has agreed to purchase approximately 1505 deeded acres of farmland real estate, of which approximately 1447 FSA Cropland acres are tillable real estate, in Jackson and Craighead counties, Arkansas, known as the Vendome Farm and being more particularly described in Exhibit A attached hereto (hereinafter called the "Property"). The Purchaser and Seller agree to adjust the tillable acres on which the price is to be based, to the 2014 FSA tillable acreage.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and Ten Dollars ($10.00) and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the party hereto, intending to be legally bound covenant and agree as follows:

1.

SALE AND PURCHASE. Seller does hereby covenant and agree to sell and convey the Property, together with all improvements including all irrigation pumps, gearheads, relift pumps, underground pipes, and risers, all owned mineral rights, appurtenances and hereditaments, as well as title and interest to easements and right -of-way, now located thereon or attached thereto, or to be located thereon, by good and sufficient warranty deed, to Purchaser, or to such person or persons as Purchaser may designate, provided that Purchaser shall not be released from any of Purchaser's agreements and undertakings as set forth herein; and Purchaser covenants and agrees to purchase and accept Property on the terms provided for herein.

2.EARNEST MONEY. Earnest money shall be $150,000.00 ("Earnest Money"). The Earnest Money shall be deposited within 48 hours of the Effective Date and shall be held by an escrow agent agreeable to both parties for delivery to Seller at the time of closing or as otherwise provided for in this Agreement.

3.PRICE. The price ("Purchase Price") at which Seller will sell, and Purchaser will purchase, shall be $7,162,650.00, or $4,950.00 per tillable acre, payable by wire transfer or by cashier's check at closing. The Earnest Money shall be credited toward the Purchase Price.

4.TITLE TO PROPERTY. Seller shall convey good, marketable and insurable fee simple title to the Property to Purchaser free and clear of all liens and encumbrances, subject only to title exceptions permitted herein. Within fifteen (15) days after the Effective Date, Seller shall, at its sole expense, furnish to Purchaser a commitment to issue an ALTA title insurance policy in the amount of the purchase price. Permissible exceptions to title shall include only the lien of general taxes not yet due and payable; zoning laws and building ordinances; easements of record, which do not interfere with Purchaser's agricultural use of the Property; covenants and restrictions of record which will not be violated by Purchaser's agricultural use of the Property or which do not restrict agricultural use of the Property; and existing mortgages to be paid in full at closing or released at closing. If title evidence discloses exceptions other than those permitted, Purchaser shall give written notice of such exceptions to Seller within ten (10) days from Purchaser's receipt of the title commitment. Seller shall have a reasonable time before closing to have such title exceptions removed, or, any such exception which may be removed by the payment of money may be cured by deduction from the purchase price at the time of closing. If Seller is unable to cure any such title exception, then Purchaser shall have the option to terminate this

Agreement in which case Purchaser shall be entitled to refund of the Earnest Money and neither party shall have any further obligation or liability under this Agreement. If Buyer or Buyer's lender requires title evidence of a type other than that which Seller chose to provide, then the additional cost, if any and all other costs not set forth herein to be paid by Seller, occasioned by the title evidence required shall be at Buyer's expense and no additional cost shall be chargeable to Seller. Seller is selling the Property and all improvements and personal property "as is, where is" with no warranties of any nature whatsoever except warranty of title contained in the deed to be delivered herein.

5.INSPECTION PERIOD CANCELLATION. Purchaser shall have the right to inspect the Property in all respects and perform its general due diligence responsibilities for thirty (30) days after the Effective Date (the "Inspection Period"). If all and any such inspection and examination of the Property and related issues, including but not limited to, farm leases, survey, title work, environmental issues, soil tests, borings, is not satisfactory to Purchaser, Purchaser may, in its sole discretion, cancel this Agreement upon written notice within the Inspection Period, and in such event the Earnest Money shall be returned to Purchaser and neither party will have any further obligation or liability under this Agreement. If Purchaser fails to notify Seller of its election to terminate this Agreement on or before the expiration of the Inspection Period, Purchaser shall be deemed conclusively to have waived its right to terminate this Agreement pursuant to this Section 5. Seller agrees to cooperate reasonably with any such investigations, inspections or studies made by or at Purchaser's direction. Purchaser agrees to defend, indemnify and hold harmless Seller from any damage (including crop damage, costs, and attorney's fees) or injury to persons or property that arise from Purchaser's inspections, and Purchaser agrees to repair and/or reimburse, at its sole cost and expense, any damage (including crop damage) to the Property caused by such entry.

6.CONDITIONS PRECEDENT. In addition to other conditions set forth in this Agreement, including those related to inspection of the Property, Purchaser's obligation to purchase the Property shall be subject to, and contingent upon, the following conditions precedent, any or all of which Purchaser may waive by written notice only:

(a)Adverse Conditions. There shall be no material adverse change in the condition of or affecting the Property not caused by Purchaser between the end of the Inspection Period and closing.

(b)Representations and Warranties. Seller's representations and warranties contained herein are ongoing and shall be true and correct as of closing. Seller shall immediately notify Purchaser of any change whatsoever in said representations and warranties.

(c)Cancellation. If any one of the foregoing conditions precedent is not satisfied or waived in writing by Purchaser, Purchaser may, but shall not be obligated to, elect, at its option, by written notice to Seller prior to the date of closing, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further obligations or liability hereunder.

7.DATE AND PLACE OF CLOSING. Closing shall take place at a time and place agreeable to both parties. The closing shall take place no earlier than October 15, 2014 and no later than November 15, 2014.

8.REAL ESTATE COMMISSION. Real estate commission shall be paid by Seller and split equally between Brand Realty and Taylor Realty. Seller and Purchaser shall indemnify and hold harmless the other from any and all other claims for real estate fees or brokerage commissions arising from sale of the Property.

9.CLOSING EXPENSES AND PRORATIONS.

(a)Seller shall pay for the cost of title commitment, title insurance, one-half of all transfer taxes, one-half of all escrow/closing fees charged by the title company, the cost of releasing any mortgages or encumbrances on the Property, and Seller's attorney's fees and expenses (including preparation of the warranty deed).

(b)Purchaser shall pay for the Purchaser's attorney's fees and expenses, the warranty deed recording fees, one-half of all transfer taxes, one-half of all escrow/closing fees charged by the title company, all charges customarily paid by a purchaser to the title company relating to the title commitment, and all fees and expenses, if any, related to financing.

(c)Real estate taxes for 2014 shall be prorated.

(d)All other costs of the closing shall be paid by the party that incurs the expense.

10.ASSIGNMENT OF FARM LEASE. Seller shall assign and transfer to Purchaser all right, title and interest to the current farm lease which will survive the closing, which said farm lease is attached hereto as Exhibit B. All farm rental income for the 2014 crop year shall be prorated at closing based on a calendar year using the day of closing as the proration date.

11.TAX-DEFERRED EXCHANGE TRANSACTION. Seller and Purchaser each reserves the right to complete this transaction as part of a tax-deferred like-kind exchange ("Exchange") within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder. Each party hereto expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g) on or before the closing date. Each party agrees, at no cost or expense to the other, to execute such documents, and take such actions as are necessary to assist the other party in a Section 1031 Exchange and to cooperate fully with the other party to accomplish the Exchange including, but not limited to, executing escrow instructions to document and effectuate the Exchange, provided that such Exchange does not impair or delay the consummation of the transaction provided for herein.

12.REPRESENTATIONS WARRANTIES COVENANTS AND STIPULATIONS OF SELLER.

(a)Authority. Seller covenants and warrants to Purchaser, its successors and assigns, that Seller has full right and lawful authority to enter into this Agreement and no other parties have any right or ownership in or to the Property.

(b)Possession. At closing, possession of the Property will be delivered to Purchaser, free of all contracts except the farm lease.

(c)No New Encumbrances. From and after the Effective Date until the date of closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any lease, license, conveyance, security document, easement or other agreement, or amend any lease or existing agreement granting to a third party any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Purchaser's prior written consent which shall not be unreasonably withheld, conditioned or delayed.

(d)No Rights to Third Parties. No person or entity, other than Purchaser, has any right, agreement, commitment, option, right of first refusal or any other agreement,

whether oral or written, with respect to the sale, assignment or transfer of all or any portion of the Property. Furthermore, from and after the Effective Date until date of closing or the termination of this Agreement, Seller shall neither enter into nor solicit from or negotiate with any third party with respect to the sale, assignment or transfer of all or any portion of the Property.

(e)Environmental. To the best of Seller's actual knowledge, without independent inquiry, Seller has not used, authorized or allowed the use of the Property and, to the best of Seller's knowledge, the Property has never been used in any manner other than in full compliance with all Hazardous Substance laws. To the knowledge of the Seller, there are no pending or threatened actions relating to any environmental law, there are no events or circumstances that would require clean-up or remediation, and there are no underground storage tanks situated upon the Property. The foregoing representations and warranties shall survive the closing and shall not merge in the deed of conveyance.

(f)Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f) (3) of the Internal Revenue Code, and no portion of the purchase price is required to be withheld by Purchaser pursuant to Section 1445 of such Code and the regulations promulgated. Seller shall provide Purchaser with written verification and certification that Seller is not such a "foreign person".

13.REPRESENTATIONS, WARRANTIES AND CONVENANTS OF PURCHASER. Purchaser warrants and represents to Seller that it currently has, and at closing will continue to have, all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein pursuant to the terms and conditions of this Agreement.

14.DEFAULT AND REMEDIES. In the event any party hereto shall fail to pay, perform or observe any of the covenants undertaken by it herein to be paid, performed or observed, then such party shall be deemed to be in default with respect hereto. In the event of a default by Seller, Purchaser shall have the right, following ten (10) days prior written notice during which Seller has failed to cure such default, in addition to other remedies available at law or in equity, to: (a) require Seller to perform all of its obligations hereunder including specifically its obligation to convey the Property to Purchaser, (b) recover all Earnest Money if Purchaser does not elect to pursue the remedy of specific performance, and (c) recover damages, including expenses incurred by Purchaser, as a result of the default. In the event of a default by Purchaser, Seller shall have the right to declare this Agreement canceled and, upon such election the Earnest Money shall be retained by Seller as liquidated damages as its sole remedy. The Seller is not liable for any damages or expenses to the Purchaser should there be a failure of a condition precedent.

15.NOTICES. All notices, demands, requests, consents, certificates and waivers from either party to the other shall be in writing and sent by United States registered mail, return receipt requested, postage prepaid or via hand-delivery or nationally recognized overnight courier, addressed as follows:

SELLER: Michael T. Brand

PURCHASER: Farmland Partners Inc., Attn. Luca Fabbri, CFO, 8670 Wolff Court, Suite 240, Westminster, CO 80031.

Or to such other address as the party to receive the notice, demand, request, consent, certificate or waiver may hereafter designate in writing to the other. All notices, demands, requests, consents, certificates and waivers shall be deemed to be given when actually delivered or on the third business day after being deposited in the United States mail as aforesaid, whichever occurs first.

16.TIME TO RESPOND. This offer by Purchaser shall remain open for two (2) business days after the date signed by Purchaser. If not accepted by 5:00 p.m. on the 2nd day, this offer shall automatically be revoked.

17.MISCELLANEOUS.

(a)No Waiver. No waiver of any covenant or condition contained in this Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party, nor shall any forbearance by either party to seek a remedy for any breach constitute a waiver with respect to such or any subsequent breach.

(b)Successors. Except as otherwise provided in this Agreement, the covenants, conditions and agreement contained herein shall bind and insure to the benefit of Seller and Purchaser and their respective heirs, personal representatives, successors and assigns.

(c)Captions. The captions in this Agreement are for convenience only and are not a part of this Agreement and do not in any way define, limit or describe or amplify the terms and provisions or the scope or intent hereof.

(d)Entire Agreement Interpretation. This Agreement represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings. The masculine (or neuter) pronoun shall include the masculine, feminine and neuter genders, and the singular number shall include the plural number and vice versa.

(e)Amendment. This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by the parties.

(f)Governing Law. This instrument shall be governed by and constructed in accordance with the laws of the State of Arkansas.

(g)Attorneys' Fees/Expenses/Court Costs. In the event any dispute between the parties results in litigation or either party is required to retain legal counsel to enforce the provisions hereof, then the prevailing party shall be entitled to recover from the other any and all reasonable attorneys' fees, reasonable expenses and court costs resulting therefrom, except as set forth in Paragraph 5 above, regarding costs and attorney's fees automatically assessed in the case when purchaser is called upon to indemnify and hold harmless seller.

(h)Time of the Essence. Time shall be of the essence of this Agreement.

(i)Effective Date. This Agreement shall be effective on the date upon which the last party has signed this instrument in order for it to constitute a binding agreement.

(j)Counterparts and Copies. This Agreement may be executed in one or more counterpart signature pages (including facsimile or electronic [.PDF] counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(k)Construction. The language used in this Agreement shall be deemed to be the language approved by all parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)Severability. Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect. If any term or provision of this Agreement shall be found to be wholly illegal or unenforceable, the remainder of this Agreement shall be given full effect as if such provision were stricken. In the event any term or provision of this Agreement shall be held overbroad in any respect, then such term or provision shall be narrowed, modified or limited by a court only to the extent necessary to make such provision or term enforceable while effectuating the intent of the parties herein expressed.

(m)Access to Information. Up to, and following, the date of closing, Seller shall provide Purchaser with reasonable access to such business records, and copies of such documents, pertaining to the Property when requested by Purchaser, including but not limited to, any records reasonably requested by Purchaser to satisfy its obligations with respect (1) to the Farm Service Agency and (2) to assist with filings with the United States Securities and Exchange Commission, including any cooperation required by Purchaser's auditors and counsel in relation to and with such filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above:

PURCHASER:	SELLER:

Farmland Partners Inc.	Vendome Farming Corp

By:	By: — President

Date: 9/24/2014	Date: 9/19/14

This contract is hereby assigned by Farmland Partners Inc. to its wholly owned subsidiary FPI Colorado LLC, a Delaware limited liability company with principal offices at 8670 Wolff Court, suite 240, Westminster, CO 80031.

Farmland Partners Inc.	FPI Colorado LLC

Date: 9/24/2014